EXHIBIT 21
Life Time Fitness, Inc.
List of Subsidiaries

Name	State of Formation
FCA Real Estate Holdings, LLC	Delaware
LTF Club Operations Company, Inc.	Minnesota
Bloomingdale LIFE TIME Fitness, L.L.C.	Illinois
LTFMF Real Estate Holdings, LLC	Delaware
LTFMF AZ Real Estate, LLC	Delaware
LTF Operations Holdings, Inc.	Minnesota
FCA Construction Company, LLC	Delaware
FCA Restaurant Company, LLC	Delaware
LTF Club Management Company, LLC	Delaware
LTF Real Estate Holdings, LLC	Delaware
LTF Real Estate Company, Inc.	Minnesota
LTF TIAA Real Estate Holdings, LLC	Delaware
LTF Michigan Real Estate Company, LLC	Delaware
LTF Minnesota Real Estate Company, LLC	Delaware
LTF USA Real Estate Company, LLC	Delaware
Non-profit corporation:
Life Time Fitness Foundation	Minnesota
NOTES:
Subsidiaries of subsidiary companies are indented and follow the respective companies by which they are controlled. The percentage of ownership is 100%, with the exception of Bloomingdale LIFE TIME Fitness, L.L.C., in which Life Time Fitness, Inc. holds a 33.3% ownership interest.